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                                                                   EXHIBIT 10.28


                              AGREEMENT AND RELEASE


         THIS AGREEMENT is made this 29th day of October, 1999, by and between JEFFREY A. MILLER (hereinafter "Miller") and AQUA-CHEM, INC., a Delaware corporation (hereinafter the "Company").

         WHEREAS, Miller is President and Chief Executive Officer of the Company, and is resigning as an employee but will continue to serve as a Director of the Company and as a Chairman of the Board of Directors of the Company; and

         WHEREAS, Miller and the Company desire to resolve certain matters between them, including all aspects of the employment relationship between them, provide for the payment of certain compensation to Miller after the Effective Date, and reduce their agreement to writing.

         NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

         1. RESIGNATION. Effective October 18, 1999 (the "Effective Date"), except for the positions of Director and Chairman of the Board of Directors of the Company, Miller voluntarily resigns as an officer and employee of the Company and from any and all other positions held with the Company and its subsidiaries. Miller shall be permitted to retain the Company-owned personal computer and shall promptly return all Company credit cards and cellular phones in his possession. The Employment Agreement between Miller and the Company, dated July 31, 1997, as amended, is hereby terminated.

         2. HEALTH AND LIFE INSURANCE PREMIUM PAYMENTS AND D&O COVERAGE. Provided that Miller exercises his COBRA rights with respect to health insurance, during the period from October 18, 1999, through October 17, 2000, the Company will pay eighty percent (80%) of the premium for such health insurance. From October 18, 1999, until the earlier of (1) October 17, 2000, or
(2) the date of the sale of substantially all of the assets or stock of the Company or the adoption of a plan of providing for the complete liquidation of the Company ( a "Disposition"), the Company will continue to pay the premium on the $5,000,000 life insurance policy owned by The Jeffrey A. Miller Irrevocable Trust u/a/d May 10,1997. For so long as Miller is a director of the Company, the Company, at its expense, will continue to provide Miller with such directors and officers liability insurance coverage as it provides to the Company's other directors and officers.

         3. NO OTHER LIABILITIES OR OBLIGATIONS. Miller hereby acknowledges and agrees that the Company's sole remaining liabilities and/or obligations to him consist of the following: (i) the obligation to pay consulting fees as specifically set forth in the Consulting Agreement with J. Miller Management, Inc., a Michigan Corporation wholly owned by Miller ("JMM") of

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even date herewith (the "Consulting Agreement"); (ii) the obligations with respect to insurance matters as specifically set forth in Section 2 above; (iii) the vested benefits, if any, Miller may have under the specific terms of the Company's qualified retirement plans, and (iv) the obligation to pay expense reimbursement requests recently submitted by Miller to the Company under the Company's standard reimbursement policies and procedures in an aggregate amount not to exceed $10,000 (collectively, the "Sole Remaining Obligations"). Apart from the Sole Remaining Obligations, Miller hereby further acknowledges and agrees as follows: (i) he is not entitled to receive any other compensation, benefits or reimbursements of any kind or nature whatsoever from the Company, including but not limited to vacation or sick pay, bonuses, stock options, club memberships, other incentive compensation or reimbursements for any expenses (including without limitation legal fees for any services performed through the date of this Agreement and Release), and (ii) all options previously granted to Miller under any Company stock option plan have terminated and are null and void and not exercisable.

         4. RELEASE BY MILLER. In consideration of the Company's agreement to provide the benefits described in Section 2 above, the Company's entering into the Consulting Agreement and other good and valuable consideration received from the Company, the receipt of which is hereby acknowledged, Miller, an adult individual, for himself, his heirs, personal representatives, administrators, successors, assigns or any persons or entities affiliated with him or subject to his control, does hereby unconditionally and forever remise, release and discharge the Company and all of its past, present and future successors, predecessors, subsidiaries, affiliates, assigns, officers, stockholders, directors, partners, employees, co-investors, financial advisors, attorneys, representatives, agents, and any other person or entity acting for or on behalf of the Company (collectively the "Released Company Parties") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims, rights, obligations, losses, liabilities, costs, expenses, attorneys' fees, and demands whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, material or immaterial, whether individual, class, derivative or representative, whether in law or equity, or of any other type or in any other capacity, which against the Released Company Parties, Miller, Miller's heirs, executors, personal representatives, administrators, successors and assigns, past, present, or future ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation, or otherwise specifically including but not limited to
(i) any and all claims arising out of or related to any employment or any other agreement (whether oral or written) between him and the Company, and (ii) any and all claims arising out of or related to his employment with the Company, including but not limited to claims under the Wisconsin Family and Medical Leave Act, the Federal Family and Medical Leave Act, the Wisconsin Fair Employment
Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Civil Rights Act of 1991, and the Employee Retirement Income Security Act, as amended.
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Nothing in the waiver or release set forth in this subsection shall be construed to constitute any waiver or release by Miller of any rights or claims under this Agreement.

         5. AGREEMENT BY MILLER NOT TO SUE. To the extent permitted by law, Miller agrees not to initiate or cause to be initiated on behalf of himself or any other person any federal, state or local lawsuit or any federal, state or local administrative action, investigation or proceeding of any kind against the Released Company Parties, or any of them, based on any transaction, matter, cause or thing occurring prior to or on the date of this Agreement.

         6. RELEASE BY THE COMPANY. In consideration of Miller's undertakings as set forth herein and other good and valuable consideration received from Miller, the receipt of which is hereby acknowledged, the Company, for itself, its affiliates, successors and assigns or any persons or entities under his control, does hereby unconditionally and forever remise, release and discharge Miller and his heirs, personal representatives, administrators, financial advisors, attorneys, representatives, agents, and any other person or entity acting for or on behalf of him (collectively the "Released Miller Parties") from all actions, claims, causes of action, suits, obligations, losses, liabilities, costs, expenses, attorneys' fees, and demands whatsoever, whether known or unknown, contingent or absolute, whether in law or equity, or of any other type or in any other capacity which it has had, now has or may have against him with respect to the matters specifically identified and disclosed in the materials prepared and submitted by Miller to the Company on October 8, 1999, copies of which have been initialed by the parties. Nothing in the waiver or release set forth in this subsection shall be construed to constitute any waiver or release by the Company of any other rights or claims or any rights or claims under this Agreement.

         7. AGREEMENT BY THE COMPANY NOT TO SUE. To the extent permitted by law, the Company agrees not to initiate or cause to be initiated on behalf of itself or any other person any federal, state or local lawsuit or any federal, state or local administrative action, investigation or proceeding of any kind against the Released Miller Parties, or any of them, based on any matter within the scope of the release set forth in Section 6 above.

         8. WAIVER OF EMPLOYMENT. Miller waives any right to past, present or future employment with the Company or any affiliated entity, and Miller agrees not to apply for or otherwise seek employment at any time in the future with the Company or any affiliated entity.

         9. NO ADMISSION OF LIABILITY. It is understood and agreed this Agreement is intended to provide for the matter of the amicable resignation of Miller and the cancellation of his Employment Agreement and that neither this Agreement nor the furnishing of the consideration provided for in this Agreement shall be deemed or construed at any time or for any purpose as an admission of liability by any of the parties. Liability for any and all claims for relief is expressly denied by the parties.


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         10. NONDISCLOSURE.  Except as required by law, the parties agree not to disclose the terms of this Agreement to any person or entity, other than their respective attorney or accountant without the written consent of the other party.

         11. ACKNOWLEDGMENT. Miller hereby acknowledges and agrees that the payments and concessions of the Company under this Agreement are adequate consideration. Miller further acknowledges that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement, and he has also been advised in writing by the Company that he has at least twenty-one (21) days within which to consider this Agreement.

         12. GOVERNING LAW AND FORUM. This Agreement shall be governed by and construed under the laws of the State of Wisconsin, and any dispute arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction in Milwaukee County, Wisconsin.

         13. VOLUNTARY AGREEMENT. Miller hereby acknowledges and agrees that he has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly and without coercion and not in reliance upon any representations or promises made by the Company or its counsel or the Released Company Parties, other than those contained herein.

         14. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         15. COUNTERPARTS. This Agreement may be signed in counterparts, with the same effect as if the signatures were upon the same instrument.

         16. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of Miller's personal or legal representatives and heirs and shall be binding upon and inure to the benefit of the Company's successors and assigns.

         17. ENTIRE AGREEMENT. Except for (i) those written agreements (other than Miller's employment agreement, which is being terminated pursuant to this Agreement) entered into on July 31, 1997 among Miller, the Company and affiliates, (ii) the standard director Indemnity Agreement between Miller and the Company, and (iii) the Consulting Agreement of even date herewith this Agreement supersedes all other agreements or understandings (whether oral or written) between Miller and the Company and constitutes the entire agreement of the parties.

         18. MODIFICATIONS, AMENDMENTS, ETC. This Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived, in whole or in part, except by written instrument signed by the parties hereto.


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         19. NOTICE, RIGHT TO REVOKE. Miller hereby acknowledges and agrees that he has been given twenty-one (21) days by the Company to review and consider this agreement with his independent counsel and has voluntarily waived such notice period or any other notice period required by law. For a period of seven
(7) days following the execution of this Agreement, Miller may revoke this Agreement, and the Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

AQUA-CHEM, INC.


By:      /s/ David M. Tenniswood               /s/ Jeffrey A. Miller
   -----------------------------               -------------------------------
                                               Jeffrey A. Miller



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CONSULTING AGREEMENT


         AGREEMENT, made and entered into as of the 18th day of October, 1999 (the "Effective Date"), by and among, Aqua-Chem, Inc., a Delaware company (the "Company"), J. Miller Management, Inc., a Michigan corporation ("JMM") and Jeffrey A. Miller ("Miller").

         WHEREAS, Miller has served as President and Chief Executive Officer of the Company and, simultaneous with the execution of this Agreement, is resigning from such positions; and

         WHEREAS, the Board of Directors desires Miller to provide ongoing consulting services to the Company and Miller desires to do so through his independent consulting firm, JMM.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Company, Miller and JMM hereby agree as follows:


         1. CONSULTING SERVICES. Following the Effective Date and continuing until the earlier of (i) October 17, 2001, or (ii) the sale of substantially all of the assets or stock of the Company or the adoption of a plan of providing for the complete liquidation of the Company (hereinafter respectively referred to as a "Disposition" and the "Consulting Period"), JMM shall provide consulting services to the Company on an as needed basis. Such consulting services shall be performed by Miller personally and provided at mutually agreeable times and places so as to not unreasonably interfere with other JMM engagements. JMM shall be responsible for all expenses incurred in providing consulting services except travel expenses incurred at the request of the Company, which shall be reimbursed in accordance with the Company's policies, applicable to all employees, as in effect from time to time. After the Effective Date the Company shall no longer provide JMM or Miller with an office, but shall continue to provide E-mail and voice mail support. As part of the consulting arrangement, JMM and Miller agree to cooperate with the Company to transfer Miller's responsibilities and duties as president and CEO to his successor. Miller's duties as a consultant shall not preclude his providing services to others, provided that the performance of such services does not violate the restrictions hereinafter set forth in this Agreement.


         2. CONSULTING FEES AND RELATED MATTERS. Subject to Miller not exercising his revocation right with respect to the Agreement and Release dated October 29, 1999, the Company agrees to pay the consulting fees hereinafter set forth. During the period from October 18, 1999, through October 17, 2000, the Company will pay JMM a consulting fee at the annual rate of $498,750 per year. Except as set forth in the preceding sentence, this first year consulting fee shall not be subject to any future Board approvals or contingencies and shall be paid in full irrespective of a Disposition. From October 18, 2000, until the earlier of (1) October 17, 2001, or (2) the date of a Disposition, the Company will pay JMM a consulting fee at the annual rate of $200,000 per year. In the event of a Disposition after October 17, 2000, the consulting fee shall

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be pro-rated to the date of Disposition. Said consulting fees shall be paid in bi-weekly installments (pro-rated for the first and final month). It is hereby acknowledged and agreed by all parties that from and after the Effective Date Miller is an employee of JMM and not an employee of the Company and JMM shall be solely responsible for any and all taxes on any nature whatsoever relating to the consulting fees. Miller and JMM hereby jointly and severally agree to forever indemnify and hold harmless the Company and its affiliates from any and all liabilities (including reasonable attorney's fees) for any tax, interest and/or penalties in any manner relating or attributable to the consulting fees.

         3. RESTRICTIONS. (a) JMM and Miller acknowledge and agree that the Company's business is by its nature international, the Company's business and customer contacts have been established and maintained at great expense, Miller, by virtue of his position with the Company, has and will continue to be privy to the Company's most confidential business plans and strategies which, without the restrictions hereinafter set forth, would enable Miller and/or JMM to compete unfairly with the Company and, accordingly, such restrictions are reasonable and necessary to protect the legitimate interests of the Company. Miller and JMM hereby jointly and severally covenant and agree that neither Miller nor JMM will at any time subsequent to the date hereof, reveal, divulge, or make known to any Person any Confidential Information (as hereinafter defined) made known to Miller or JMM or of which Miller or JMM become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of Miller or JMM and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) any technical, scientific or engineering information relating to the Company's products and/or services, (ii) information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and
(iii) price lists, methods of operation, financial data, business and/or strategic plans and/or other information pertaining to the Company which the Company has treated as confidential or protected as a trade secret. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) is or becomes generally available to the public other than as a result of a disclosure by Miller or JMM or its affiliates or representatives, (ii) was available to Miller or JMM prior to its disclosure to Miller or JMM by the Company or its representatives, or (iii) becomes available to Miller or JMM from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or its representatives.

                  (b) Miller and JMM hereby jointly and severally covenant and agree that at no time during the Consulting Period, will either Miller or JMM directly or indirectly in any capacity whatsoever (whether as an employee, officer, director, consultant, partner, member, joint venturer, agent, representative or otherwise) provide service, advice or assistance of any nature to, or acquire an ownership interest in (or acquire the right to acquire an ownership interest in a Competing Business (as hereinafter defined). A "Competing Business" shall mean and be limited to any business, regardless of the form of organization, which (1) is engaged in

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the design, manufacture and/or sale of products which are similar in design or function to or otherwise compete with the products which were under design by the Company or included in the Company's product lines during the Consulting Period (hereinafter referred to as "Competing Products") and which also (ii) sells, attempts to sell or markets such Competing Products within the United States and/or any foreign country within which, during the Consulting Period the Company sold any of its products (or was a party to an executory contract for the sale of any of its products), attempted to sell, or marketed any of its products other than by means of general advertising. Notwithstanding the preceding, neither Miller nor JMM shall be prohibited from (1) acquiring less than five percent (5%) of the stock of any publicly traded company; or (2) providing services to a company that, among it businesses, is engaged in a Competing Business, provided that Miller is not personally directly or indirectly involved in any capacity whatsoever in such Competing Business.

                  (c) During the Consulting Period, neither Miller nor JMM shall directly or indirectly, on behalf of either of them or any other person, entity, or business, employ or engage the services of any person employed by the Company or any agent who represents the Company during the Consulting Period, or otherwise encourage or entice any such person to terminate or diminish their relationship with the Company.

                  (d) Miller and JMM hereby acknowledge and agree (i) Miller's education and experience are such that the foregoing restrictions will not unduly interfere with his ability to earn a livelihood, (ii) the Company would suffer irreparable harm in the event of a violation of such restrictions, and
(iii) accordingly, in addition to any other remedies available to it, the Company shall be entitled to injunctive relief, without the posting of bond or other collateral. All costs, including reasonable attorneys' fees, incurred in enforcing this provision shall be reimbursed to the prevailing party.

                  (e) If any court shall determine that the duration or any other aspect of the Restrictions is unenforceable, it is the intention of the parties that the Restrictions shall not thereby be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this paragraph in the jurisdiction of the court which has made such adjudication.

                  (f) This Agreement shall be deemed to be severable, and any part hereof which may be held invalid by a court of competent jurisdiction shall be deemed to be excluded from this Agreement, and the remaining parts shall remain in full force and effect; provided, however, that should any aspect of the Restrictions be held to be unenforceable as a result of the challenging of same by Miller or JMM, then Miller and JMM shall immediately repay to the Company any consulting fees paid to JMM, and the Company shall have no further obligation whatsoever to make any payments pursuant to the terms of this Agreement.

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                  (g) The parties acknowledge and agree that breach of the
Restrictions would cause irreparable damage to the Company and that monetary damages alone would not provide the Company with an adequate remedy. Therefore, if any controversy arises concerning the Restrictions, such Restrictions shall be specifically enforced by injunction, without any requirement for the posting of any bond or other collateral. Such remedy, however, shall be cumulative and non-exclusive, and the Company shall be entitled to any other remedy provided by law, including monetary damages.

                  (h) The parties agree that nothing in this Agreement should be construed to limit or negate the common law of torts or trade secrets where it provides the parties with broader protection than that provided herein.


         4. MISCELLANEOUS. This Agreement shall be governed by and construed under the laws of the State of Wisconsin, and any dispute arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction in Milwaukee County, Wisconsin. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. This Agreement may be signed in counterparts, with the same effect as if the signatures were upon the same instrument. This Agreement shall be binding upon and inure to the benefit of Miller's personal or legal representatives and heirs and shall be binding upon and inure to the benefit of the Company's successors and assigns. This Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived, in whole or in part, except by written instrument signed by the parties hereto. This Agreement supersedes all other agreements or understandings (whether oral or written) between Miller and the Company with respect to the subject matter herein and constitutes the entire agreement of the parties with respect to the same.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                     Aqua-Chem, Inc.

                                                     By: /s/ David M. Tenniswood
                                                        ------------------------

                                                     J. Miller Management, Inc.

                                                     By: /s/ Jeffrey A. Miller
                                                       -------------------------

                                                     /s/ Jeffrey A. Miller
                                                     ---------------------------
                                                     Jeffrey A. Miller


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